Exhibit 99.1 Contacts: Kevin Murphy 585-218-4210

PRO-FAC ANNOUNCES FIRST FISCAL QUARTER 2010 RESULTS

Fairport, N.Y., November 6, 2009…Pro-Fac Cooperative, Inc. (“Pro-Fac” or the “Cooperative”) (Nasdaq-CM: PFACP), an agricultural cooperative, today filed its Report on Form 10-Q for the fiscal quarter ended September 26, 2009 with the Securities and Exchange Commission. The Form 10-Q includes Pro-Fac’s financial results for the first quarter of fiscal year 2010.

For the fiscal quarter ended September 26, 2009, Pro-Fac had a net loss of $0.4 million. The loss for the quarter ended September 26, 2009, resulted primarily from normal operating expenses of approximately $0.5 million, net of margin earned totaling $0.1 million.

ABOUT PRO-FAC:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, apples, blueberries, and peaches), vegetables (snap beans, dry beans, beets, peas, sweet corn, carrots, cabbage, squash, asparagus and potatoes) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac’s Class A cumulative preferred stock is listed on The Nasdaq Capital Market under the stock symbol, “PFACP”. More information about Pro-Fac can be found on its web site at http://profaccoop.com/.